Exhibit 10.18

Dynex Capital, Inc.
Non-Employee Directors’ Annual Compensation
As of March 1, 2016

Cash Compensation

Annual retainer
Non-Employee Director    $    55,000
Non-Employee Chairman    $    75,000
Lead Independent Director    $    15,000
Audit Committee Chair    $    10,000
Compensation Committee Chair    $    5,000
Nominating & Corporate Governance Committee Chair    $    5,000

Annual retainers are payable in quarterly installments, prorated for the number of months served in the case of a change during the calendar year.

Excess meeting fee
In addition to the annual retainers, non-employee directors will also receive a cash fee of $1,000 for each meeting of the Board of Directors or a Board Committee attended as a member in excess of 15 meetings per year.

Equity Compensation

Non-employee directors will also receive an annual grant of restricted shares of the Company’s common stock with a grant date fair value of $50,000, which shares will vest at the end of one year. The shares are to be granted on the first Friday following the annual meeting of shareholders.